Exhibit 10.21

INDEPENDENT DIRECTORS COMPENSATION

Effective 1/1/03

Annual Retainer	$30,000 (paid $7,500 quarterly)

Board Meeting Fee	$1,500 in person $500 by telephone

Committee Meeting Attendance Fee	$1,000 in person on day other than same day as Board Meeting $500 by telephone on day other than same day as Board Meeting

Annual Committee Chair Compensation	$5,000 $10,000 for Audit Chair

Stock Options

2,500 granted each quarter in advance (beginning with the second quarter of service), immediate vesting

50,000 granted at election, with strike price equal to the NASDAQ closing price on the effective date of Board service; vesting over three years (lst 1/3 vests at end of first year and quarterly thereafter)

Expense Reimbursement	For Board and Committee meetings